EXHIBIT 99.2

Medis Technologies Announces Senior Management Appointments;

New Team Reflects Focus on Sales and Marketing Execution

New York, NY - January 7, 2009 - Medis Technologies Ltd. (NASDAQ: MDTL), a leading fuel cell technology specialist, today announced several appointments to its executive and operational management team, reflecting the Company’s evolution from a research and development organization to a commercial entity. The Medis 24/7 Xtreme Power Pack, a portable fuel cell power kit, is available through leading online retailers including Amazon.com and the Fuel Cell Store. The product is capable of powering multiple devices for up to 90 hours, including cell phones, MP3 players, flashlights and radios.

Key management appointments include:
•	John Giere as Chief Commercialization Officer;
•	Antonio Blavia as Senior Vice President of Sales Operations;
•	Daryl Haegley as Senior Vice President of Sales for Government and Military applications; and
•	Omer Masud as Senior Vice President of Corporate Strategy, Investor Relations and Public Relations.

The Company also recently announced changes to its executive management team, including the departures of Israel Fisher as the Company’s Chief Financial Officer, effective December 1, 2008, and Jacob Weiss, Medis Technologies’ Executive Vice President and Chairman of Medis Technologies’ majority-owned indirect subsidiary Cell Kinetics Ltd. The Company is presently fielding candidates for the chief financial officer.

Jose Mejia, Medis Technologies’ President and Chief Executive Officer, commented:

“As discussed on our last earnings call, having the right team in place has been one of our top priorities since my arrival as Chief Executive Officer.  I am delighted to welcome these talented individuals, all of whom have deep experience in creating and successfully executing strategic marketing plans, developing new markets and driving sales. In conjunction with our new public relations agency of record, Weber Shandwick, I am confident we have the right team in place to deliver on the promise of Medis Technologies’ proven clean power generation platform.

“As part of our transition over the last year from a research and development company to a commercialized, product-driven organization, we believe our long term needs require these changes to our management team. We are extraordinarily grateful for Israel and Jacob’s contributions to the Company’s evolution.  We wish them all the best in their future endeavours.”

In his role as Chief Commercialization Officer, John Giere will have overall responsibility for the Company’s marketing and sales activities. Mr. Giere brings significant strategic and operational experience in business development and technology marketing. Most recently, he was Chief Marketing Officer at Alcatel-Lucent. He has also held a number of senior marketing roles with leading companies in the technology and telecommunications sector, including Vice President – New Business Development and Vice President – Global Branding & Marketing for Ericsson. Mr. Giere holds a Master of Business Administration from the University of Maryland and a Bachelor of Science degree from Georgetown University. He has also completed a Senior Executive Management Program at Columbia University.

Daryl Haegley joins Medis Technologies as Senior Vice President of Sales (Government and Military) with a focus on further developing these two key markets for the Company’s technology platform. Formerly a career officer with the U.S. Navy, Mr. Haegley brings more than 21 years of DoD, DHS, Interagency and Joint Service experience and was recognized as the Department of Defense’s and U.S. Navy’s top Information Operations Security  professional. Mr. Haegley earned a Master of Science in Space Operations from the Naval Postgraduate School, a Master of Military Science at the Air Command and Staff College, a Master of Business Administration from Troy State University, and Finance and Management Bachelor of Science degrees from the University of South Carolina.

Antonio Blavia joins the Company as Senior Vice President of Sales Operations, having nearly a decade of experience in supply chain operations and building and managing highly effective international sales organizations. Most recently, he was with leading litigation firm, Ferrell Law, where he served as Managing Director for the firm’s investigations and security division, advising clients on projects relating to loss prevention, internal controls and cost recovery programs. His prior experience includes Director of Marketing and International Operations with Ferrell Law and Vice President of Purchasing and Logistics for Corporación Digitel, Venezuela’s fastest growing mobile network operator. Mr. Blavia holds a Master of Business Administration from Boston University, a Graduate Certificate in Special Studies of Administration and Management from Harvard University, and a Bachelor’s degree in Commercial Engineering from Universidad Arturo Prat in Chile.

Omer Masud has been appointed Medis Technologies’ Senior Vice President of Corporate Strategy, Investor Relations and Public Relations and will be focused on leading investor marketing strategy, fundraising and corporate development activities. Mr. Masud joins the Company following a successful career in investment banking with Bear Stearns and most recently with Citigroup, where he worked in the Alternative Assets Group of Citi’s Investment Banking Division. He has a wealth of experience in transaction execution, structuring, financial modelling, corporate strategy, diligence and fundraising across a variety of sectors, primarily focused on private equity and hedge fund clients. Mr. Masud holds a Master of Science degree in Electrical Engineering and Master of Business Administration, both from the Ohio State University, and a Bachelor of Science degree (honors) in Electrical Engineering from Florida Institute of Technology.

About Medis Technologies Ltd.

Medis Technologies’ (NASDAQ: MDTL) (www.medistechnologies.com) is the creator of the first portable fuel cell generator. The company’s first generation of products, the Medis 24/7 Xtreme Power Pack, and the Medis Emergency Power Kit are available at Amazon.com and the FuelCellStore.com. The portable fuel cells can provide up to 90 hours of “green” energy to power personal electronics (i.e. cell phones, MP3 players, flashlights, etc.) anywhere without the need for a wall socket or any external electricity source.

Medis’ indirect majority-owned subsidiary, Cell Kinetics Ltd., is engaged in the development and commercialization of the CKChip, a unique cell carrier platform intended for simultaneous fluoroscopic monitoring and analysis of thousands of individual living cells over time.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward-looking statements” by words such as “may,” “will,” “should,” “expects,” “plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

-ENDS-

For further information please contact:
Andrew S. Bard
Weber Shandwick
Phone: 212-445-8368